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                                                                    EXHIBIT 23.1





                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-75697 and No. 333-40400) pertaining to the Pulitzer Inc.'s 1999 Employee Stock Purchase Plan, the Pulitzer Inc. 1999 Key Employees' Restricted Stock Purchase Plan and/or the Pulitzer Inc. 1999 Stock Option Plan and the Pulitzer Inc. 2000 Stock Purchase Plan of our report dated July 27, 2000, with respect to the combined financial statements of Suburban Newspapers of Greater St. Louis, LLC and The Ladue News, Inc. included in Pulitzer Inc.'s Current Report on Form 8-K/A dated October 9, 2000.


                                                        /s/ Ernst & Young LLP


MetroPark, New Jersey
October 6, 2000